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                                                              Exhibit 99.(a)(17)

Exhibit (a)(17)
[E-mail Communication to BroadVision, Inc. Employees, dated May 15, 2001]

                  ** STOCK OPTION EXCHANGE PROGRAM REMINDER **

This is a reminder that the window of opportunity to exchange your underwater options remains open until:

              ** MAY 25, 2001 AT 5:00 PM (PACIFIC STANDARD TIME) **

unless that deadline is extended.

The Stock Option Exchange Program gives you the chance to cancel your existing un-exercised underwater stock options for replacement stock options.

The plan design, introduction webcast, question & answers, and election form are all on-line at http://optionexchange.broadvision.com/home